Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
We consent to the use of our report dated February 3, 2023, with respect to the consolidated financial statements of Motional AD LLC included in this Annual Report on Form 10-K of Aptiv PLC for the year ended December 31, 2022.

We also consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-179446) pertaining to the Aptiv PLC Long Term Incentive Plan (formerly known as the Delphi Automotive PLC Long Term Incentive Plan), and

(2)	Registration Statement (Form S-3 No. 333-258499) of Aptiv PLC;

of our report dated February 3, 2023 with respect to the consolidated financial statements of Motional AD LLC included in this Annual Report (Form 10-K) for the year ended December 31, 2022.
/s/ Ernst & Young LLP
Boston, Massachusetts
February 7, 2023